Exhibit 10.1










                                 Non- Exclusive
                             Commercial Solid Waste
                            And Recyclable Materials
                          Collection Service Agreement




                                 By and Between




                                ST. LUCIE COUNTY,
                                     FLORIDA

                                       And

                             Choice Sanitation, Inc.

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                                TABLE OF CONTENTS

                                                                        PAGE #

                                    ARTICLE I
                          DEFINITIONS AND CONSTRUCTION

SECTION  1.01              DEFINITIONS.............................           2
SECTION  1.02              CONSTRUCTION...........................            9
SECTION  1.03              SECTION HEADINGS......................             9

                                   ARTICLE II
                                 REPRESENTATIONS

SECTION  2.01              REPRESENTATIONS OF THE COUNTY............         10
SECTION  2.02              REPRESENTATIONS OF CONTRACTOR.........            10

                                   ARTICLE III
                     SCOPE OF SERVICES AND TERM OF AGREEMENT

SECTION  3.01              SERVICE PROVIDED BY CONTRACTOR............        11
SECTION  3.02              HAZARDOUS WASTE............................       14
SECTION  3.03              CHANGES IN SCOPE OF COLLECTION SERVICE...         14
SECTION  3.04              TERM OF AGREEMENT.........................        14
SECTION  3.05              POINT OF ORIGIN REPORTS..................         14

                                   ARTICLE IV
                         SOLID WASTE COLLECTION SERVICE

SECTION  4.01              SOLID WASTE COLLECTION SERVICE.......             15
SECTION  4.02              CONDITIONS AND FREQUENCY OF SERVICE.......        15
SECTION  4.03              METHOD AND HOURS FOR COLLECTION.............      17
SECTION  4.04              AGREEMENTS FOR SOLID WASTE COLLECTION
                                    SERVICE..............................    17
SECTION  4.05              TERMINATION OF SERVICE......................      18
SECTION  4.06              USE OF SOLID WASTE DISPOSAL FACILITY........      18

                                    ARTICLE V
                     RECYCLABLE MATERIALS COLLECTION SERVICE

SECTION  5.01              SERVICE TO CERTAIN DWELLING UNITS..........       20
SECTION  5.02              FREQUENCY OF SERVICE.......................       20
SECTION  5.03              ACCESSIBILITY..............................       20
SECTION  5.04              HOURS FOR SERVICE..............................   21
SECTION  5.05              RECYCLING BINS, MINIBINS AND CONTAINERS.....      21
SECTION  5.06              MANNER OF COLLECTION..........................    22
SECTION  5.07              PROCESSING AND MARKETING OF RECYCLABLE
                                    MATERIALS..........................      23
SECTION  5.08              RECYCLING COLLECTION EQUIPMENT..............      23
SECTION  5.09              TITLE TO RECYCLABLE MATERIALS AND REVENUE
                                    FROM RESALE.........................     24
SECTION  5.10              RECYCLING REPORTS.............................    24
SECTION  5.11              SCAVENGING PROHIBITED.......................      25
SECTION  5.12              EXPANSION OF RECYCLING PROGRAM...............     25


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                                   ARTICLE VI
                          FEES, BILLING AND COLLECTION

SECTION  6.01              COMMERCIAL BILLING, COLLECTION AND
                                    PAYMENTS..............................   26
SECTION  6.02              FRANCHISE FEES.................................   26

                                   ARTICLE VII
                                   OPERATIONS

SECTION  7.01              OFFICE......................................      27
SECTION  7.02              CONTRACTOR PERSONNEL............................. 28
SECTION  7.03              COLLECTION EQUIPMENT..............................29
SECTION  7.04              SPILLAGE.....................................     30
SECTION  7.05              COMPLAINTS......................................  30
SECTION  7.06              QUALITY OF PERFORMANCE OF CONTRACTOR.......       33
SECTION  7.07              PERMITS AND LICENSES..............................33
SECTION  7.08              WORKER'S COMPENSATION INSURANCE................   33
SECTION  7.09              LIABILITY INSURANCE...............................33
SECTION  7.10              REPORTING REQUIREMENTS, BOOKS AND
                                    RECORDS..............................    34
SECTION  7.11              USE OF RECYCLED PRODUCTS...................       35
SECTION  7.12              POINT OF CONTACT...........................       36
SECTION  7.13              PUBLIC WELFARE..............................      37
SECTION  7.14              INDEPENDENT CONTRACTOR......................      37
SECTION  7.15              LOCAL IMPROVEMENTS..........................      37
SECTION  7.16              TITLE TO WASTE..............................      37
SECTION  7.17              PROMOTIONAL REQUIREMENTS....................      38
SECTION  7.18              CUSTOMER SERVICE AND SERVICE AREA
                                    DISPUTES...........................      39
SECTION  7.19              OWNER-HAULERS...............................      39

                                  ARTICLE VIII
                               GENERAL PROVISIONS

SECTION  8.01              NOTICE......................................      40
SECTION  8.02              DEFAULT OF CONTRACT.........................      40
SECTION  8.03              INDEMNITY...................................      45
SECTION  8.04              CHANGE OF LAW...............................      46
SECTION  8.05              APPLICABLE LAW, JURISDICTION AND VENUE......      47
SECTION  8.06              ATTORNEY'S FEES.............................      47
SECTION  8.07              AMENDMENTS AND WAIVERS......................      48
SECTION  8.08              ASSIGNMENT..................................      48
                                           SECTION 8.09 ENTIRE AGREEMENT.... 49

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                            NON-EXCLUSIVE COMMERCIAL
        SOLID WASTE AND RECYCLABLE MATERIALS COLLECTION SERVICE AGREEMENT




          THIS AGREEMENT is made and entered into as of__________, 2000 by and between St. Lucie County, a political subdivision of the State of Florida (the "County"), and Choice Sanitation, Inc. (the
"Hauler").
                                   WITNESSETH:
         WHEREAS, County, in exercise of its powers to regulate the health, safety and welfare of its citizens and visitors, has selected Hauler to provide collection services for certain solid waste and recyclable materials within all or a portion of the unincorporated area of the County and, pursuant to an interlocal agreement with the City of Fort Pierce, to provide collection services for certain recyclable materials within the City of Fort Pierce;

and
         WHEREAS, the Hauler is willing to provide collection services for such solid waste and recyclable materials; NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the County and Hauler mutually undertake, promise and agree for themselves, their successors and assigns as follows:
                     ARTICLE I DEFINITIONS AND CONSTRUCTION
         SECTION 1.01. DEFINITIONS. As used in this Non-Exclusive Commercial Solid Waste and Recyclable Materials Collection Service Agreement, the following terms shall have the following meanings unless the context hereof otherwise requires.
         Biological Waste" means Solid Waste that causes or has the capability of causing disease or infection and includes, but is not limited to, biomedical waste, diseased or dead animals, and other wastes capable of transmitting pathogens to humans or animals. The term does not include human remains that are disposed of by persons licensed under Chapter 470, Florida Statutes.

         "Board" means the Board of County Commissioners of St. Lucie County, Florida.
         "Building" means any structure, whether temporary or permanent, built for the support, shelter or enclosure of persons, chattel or property of any kind.
         "Bulk Container" means any portable non-absorbent water-resistant container equipped with or without water-resistant lid or cover and approved by the County Administrator that is (A) used to store not less than ninety gallons and not more than ten cubic yards of Solid Waste and (B) designed to be emptied by mechanical means.
         City Service Area" means the area located within the corporate limits of the City of Fort Pierce, Florida
         "Collection" means the process whereby Solid Waste and Recyclable Materials are removed from Improved property and transported to a Solid Waste Disposal Facility or other solid waste management or recycling facility.
         "Collection" means the process whereby Solid Waste and Recyclable Materials are removed from Improved property and transported to a Solid Waste Disposal Facility or other solid waste management or recycling facility.
         "Commercial Property" means all Improved Property other than Residential Property.
         "Construction and Demolition Debris" means materials generally considered to be not water soluble and non-hazardous in nature, including, but not limited to, steel, glass, brick, concrete, asphalt roofing material, pipe, gypsum wallboard, and lumber, from construction of structures at a site remote from the construction or demolition project, and including rocks, soils, tree remains, trees, and other vegetative matter which normally results from land clearing or land development operations for a construction project. Mixing of Construction and Demolition Debris with other types of Solid Waste, including material from a construction or demolition site which is not from the actual construction and demolition of a structure, will cause it to be classified as other than Construction and Demolition Debris.
         "Contractor Generated Waste" means Construction and Demolition Debris, Rubbish, Yard Trash, Bulk Items, or any combination thereof, generated by builders, building contractors, privately-employed tree trimmers and tree surgeons, landscape services, and nurseries. The term "Contractor Generated Waste" does not include Yard Trash generated by routine lawn and yard maintenance services.

         "County" means St. Lucie County, a political subdivision of the State of Florida.
         "County Administrator" means the chief executive officer of the County or the designee or designees of the County Administrator which shall represent the County in the administration and supervision of this Agreement.

         "County Service Area" means the unincorporated area of the County. "Duplex" shall mean a Building that contains two Dwelling Units. "Dwelling Unit" shall mean a Building, or a portion thereof, lawfully used for residential purposes, consisting of one or more rooms arranged, designed, used, or intended to be used as living quarters for one family only.
         "Fiscal Year" means that period beginning October 1st of each year and ending on the 30th day of September of the subsequent year.

         "Hauler" means Choice Sanitation, Inc.
         Hazardous Waste" means solid waste, or a combination of solid wastes, which, because of its quantity, concentration, or physical, chemical, or infectious characteristics, may cause, or significantly contribute to, and increase in mortality or an increase in serious irreversible or incapacitating reversible illness or may pose a substantial present or potential hazard to human health or the environment when improperly transported, disposed or, stored, treated, or otherwise managed. The term does not include human remains that are disposed or by persons licensed under Chapter 470, Florida Statutes.
         "Improved Property" means all property within the County on which a Building or other improvements including, but not limited to, facilities providing retail electrical service to such property have been placed or constructed, which improvements result in such property generating Solid Waste or being capable of generating Solid Waste.
         "Land Clearing Debris" means vegetative matter resulting from a comprehensive land clearing operation, but does not include Yard Trash.
         "Mobile Home" means manufactured homes, trailers, campers and recreational vehicles.
         "Owner-Hauler" means the Hauler, only if the Solid Waste Collection Service and Recyclable Materials Collection Service delivered by the Hauler is limited to property owned by the Hauler.
         "Public Entity Crime" means a violation of any state or federal law by a person with respect to and directly related to the transaction of business with any public entity in Florida or with an agency or political subdivision of any other state or with the United States, including, but not limited to, any bid or contract for goods or services to be provided to any public entity or an agency or political subdivision of any other state or of the United States and involving antitrust, fraud, theft, bribery, collusion, racketeering, conspiracy, or material misrepresentation.
         "Recovered Materials" means metal, paper, glass, plastic, textile, or rubber materials that have known recycling potential, can be feasibly recycled, and have been diverted and source separated or have been removed from the solid waste stream for sale, use, or reuse as raw materials, whether or not the materials require subsequent processing or separation from each other, but does not include materials destined for any use that constitutes disposal.
         "Recyclable Materials" means those materials designated in writing by the County to the Hauler, other than Recovered Materials, which are capable of being recycled and which would otherwise be processed or disposed of as Solid Waste. The materials initially designated by the County are (A) newspapers and all inserts, (B) #1 PET and #2 HDPE plastic bottles (all colors), (C) aluminum cans, (D) steel cans, and (E) glass bottles and jars (green, clear, and brown).
         "Recyclable Materials Collection Service" means the Collection of Recyclable Materials.
         "Recycling Bin" means two twelve-gallon stackable bins suitable for temporary storage of Recyclable Materials, the first of which shall be green for newspapers, and the second of which shall be blue for other commingled Recyclable Materials. "Recycling Container" means (A) a 90-gallon hinged lid container, (B) a front end load container with a storage capacity between 1 cubic yard and 8 cubic yards, or (C) such other storage container as may be mutually agreed upon among the County, the Hauler and any individual customer.
         "Recycling Minibin" means a bin with a volume of not less than ten gallons that is suitable for temporary storage of Recyclable Materials.
         "Residential Property" means each parcel of Improved Property on which a Single-Family Residence, Mobile Home, Duplex or Triplex is located; provided however, that "Residential Property" does not include any parcel of property on which a Mobile Home is located that is (A) classified as either "RMH-5" or "PUD" under the County's zoning regulations or (B) classified as "PUD" or as a conditional use under "R-4A" or "R-5" under the zoning regulations of the City of Fort Pierce.
         "Roll-Off Container" means any non-absorbent water-resistant container equipped with or without water-resistant lid or cover and approved by the County Administrator that is (A) used to store not less than ten cubic yards of Solid Waste and (B) designed to be removed from the site and emptied at a Solid Waste Disposal Facility.
         "Rural Service Area" means that portion of the unincorporated area of the County locate outside of the Urban Service Area. "Single-Family Residence" shall mean a Building that contains a single Dwelling Unit. "Solid Waste" means garbage, rubbish, refuse, Special Waste or other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from domestic, industrial, commercial, mining, agricultural, or governmental operations. The term does not include Hazardous Waste or Recovered Materials.

         "Solid Waste Collection Service" means the Collection of Solid Waste. "Solid Waste Disposal Facility" means any solid waste management facility which is the final resting place for Solid Waste, including landfills and incineration facilities that produce ash from the process of incinerating municipal solid waste.
         "Special Waste" means Solid Waste that can require special handling and management, including, but not limited to, White Goods, waste tires, Construction and Demolition Debris, ash residue and Yard Trash. Special Waste does not include Biological Waste.
         "Standard Container" means any commonly available light gauge steel, plastic, or galvanized water-resistant receptacle of a non-absorbent material, closed at one end and open at the other, furnished with a closely fitted water-resistant top or lid and handle(s), or a heavy duty, securely tied, plastic bag designed for use as a garbage receptacle. A standard container, should not exceed 32 gallons in capacity, unless the Hauler implements an automated or semi-automated collection system, with the prior written approval of the County, requiring the use of some other standard receptacle compatible with the Hauler's uniform equipment.

         "Triplex" shall mean a Building that contains three Dwelling Units. "Urban Service Area" means that portion of the unincorporated area of the County lying to the east of the following described line: begin at the point Interstate 95 enters the County from Indian River County and run southerly along Interstate 95 toAngle Road; then run westerly along Angle Road to Florida's Turnpike; then run southerly along Florida's Turnpike to Picos Road; then run westerly along Picos Road to Gentile Road; then run southerly along Gentile Road to Okeechobee Road; then run easterly along Okeechobee Road to Florida's Turnpike; then run southerly along Florida's Turnpike to Interstate 95; then run southerly along Interstate 95 to Glades Cutoff Road; then run westerly along Glades Cutoff Road to C-24 Canal; then run southerly along C-24 Canal to Juliette Avenue; then run westerly along Juliette Avenue to Salvatierra Boulevard; then run southerly along Salvatierra Boulevard to Tanforan Boulevard; then run easterly along Tanforan Boulevard to Interstate 95; then run southerly along Interstate 95 to the point at which it enters Martin County.
         "White Goods" means inoperative and discarded refrigerators, ranges, water heaters, freezers, and other similar domestic and commercial large appliances.

         "Yard Trash" means vegetative matter resulting from landscaping maintenance.
                 SECTION 1.02. CONSTRUCTION AND INTERPRETATION.
         (A) Words importing the singular number shall include the plural in each case and vice versa, and words importing persons shall include firms and corporations. The terms "herein," "hereunder," "hereby," "hereto," "hereof," and any similar terms, shall refer to this Agreement; the term "heretofore" shall mean before the date of adoption of this Agreement; and the term "hereafter" shall mean after the initial date of adoption of this Agreement.
         (B) No provision of this Agreement is to be interpreted as a penalty upon any party to this Agreement. The parties hereby agree that the rights of the County in the event the Hauler takes or fails to take certain actions pursuant to this Agreement, are reasonable, and that the parties desire such certainty with regard to such matters.
         (C) This agreement shall not be construed more strongly against any party regardless that such party, or its counsel, drafted this Agreement.
         SECTION 1.03. SECTION HEADINGS. Any headings preceding the texts of several Articles and Sections of this Agreement and any table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference and shall neither constitute a part of this Agreement nor affect its meaning, construction or effect.
                                   ARTICLE II
                                 REPRESENTATIONS
         SECTION 2.01.   REPRESENTATIONS OF THE COUNTY.  The County makes
 the following representations as the basis for the undertakings on the part of the Hauler herein contained: (A) The County is duly organized and validly existing as a political subdivision of the State of Florida. (B) The County has full power and authority to enter into the transactions contemplated by this Agreement.
         (C) The County has entered into an interlocal agreement with the City of Fort Pierce that allows the Hauler to provide Recyclable Materials Collection Service to Commercial Property within the City Service Area.
         SECTION 2.02. REPRESENTATIONS OF HAULER. Hauler makes the following representations as the basis for the undertakings on the part of the County herein contained:
         (A) Hauler is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, authorized to do business in the State of Florida, and has all requisite corporate power and authority to enter into and fully perform this Agreement. All necessary corporate action on the part of Hauler relating to the authorization of its execution and delivery of this Agreement and its performance of its duties and obligations contained herein have been duly taken, and this Agreement, when executed and delivered, will be valid and enforceable against Hauler in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally, or by the exercise of judicial discretion in accordance with general principles of equity.
         (B) There are no actions, suits or proceedings pending or, to the knowledge of Hauler, threatened against or affecting Hauler, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherein an unfavorable decision, ruling or finding would adversely affect the validity of this Agreement or any agreement or instrument to which Hauler is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby.
         (C ) The Hauler is willing, ready and able to fully perform the duties and obligations contained herein.
                                   ARTICLE III
                     SCOPE OF SERVICES AND TERM OF AGREEMENT
         SECTION 3.01. SERVICE PROVIDED BY HAULER.
         (A) The Hauler is hereby authorized, on a non-exclusive basis, to provide (1) Solid Waste Collection Service and Recyclable Materials Collection Service to Commercial Property located in the County Service Area, (2) Solid Waste Collection Service and Recyclable Materials Collection Service to Residential Property located in the Rural Service Area, (3) Recyclable Materials Collection Service to Commercial Property located in the City Service Area, and
(4) Contractor Generated Waste Service to Residential Property located in the County Exclusive Service Area. The Hauler shall offer Recyclable Materials Collection Service to all Dwelling Units located on Commercial Property in the County Service Area to which the Hauler provides Solid Waste Collection Service.
          (B) The Hauler shall be responsible for billing and collecting payments for all Solid Waste Collection Service, Recyclable Materials Collection Service, and Contractor Generated Waste Services it provides pursuant to this Agreement, including disposal costs at the Solid Waste Disposal Facility.
          (C) Adjustments to County Service Area boundaries due to municipal annexation or contraction will be as provided by Section 171.062, Florida Statutes.
         (D) The County agrees to provide or approve a Solid Waste Disposal Facility for use by the Hauler at alt. times. All Solid Waste collected by the Hauler may be delivered to a Solid Waste Disposal Facility operated, maintained or approved by the County and the applicable disposal charge shall be paid by the Hauler. The Hauler shall segregate and separately dispose of Special Waste at designated areas of the Solid Waste at designated areas of the Solid Waste Disposal Facility.
         (E) The Hauler shall be subject to all laws, rules and regulations applicable to Solid Waste Collection Service as adopted by the County. This Agreement does not and shall not be construed to relieve the Hauler from any obligation to address any permit, condition, term, approval or restriction and shall not relieve the Hauler or its successors, of the obligation to comply with any law, ordinance, rule or regulation governing said permitting requirements, terms, approvals or restrictions.
         (F) It is understood and agreed that no other person or entity except the Hauler that has entered into an Exclusive Residential Solid Waste and Recyclable Materials Collection Service Agreement with the County may offer or provide Solid Waste Collection Service and Recyclable Materials Collection Service to Residential property located within the Urban Service Area and Recyclable Materials Collection Service to Residential property within the City Service Area.
         (G) In the event the Hauler, through no fault of its own, is incapacitated by a hurricane, tornado, major storm or other natural disaster, the County Administrator may grant the Hauler a variance from regular routes and schedules. Such variance shall not be unreasonably withheld. Further, the County Administrator may authorize other service providers to temporarily provide Solid Waste Collection Service within the County Service Area after such natural disaster. As soon as practicable after such natural disaster, the County Administrator shall advise the Hauler when it is anticipated normal routes and schedules can be resumed. In the event of a disaster, the Hauler agrees to use its best efforts to assist with clean-up, upon direction of the County Administrator, utilizing the equipment and personnel assigned to provide service pursuant to this Agreement. In the event the County Administrator requires services beyond what is required of Hauler hereunder, considering any reduction of regular service during such disaster, the Hauler shall receive extra compensation above the normal compensation contained in this Agreement to cover documented actual costs and reasonable profit for such extra services actually provided by the Hauler, provided the Hauler has first secured written authorization and approval from the County Administrator. The extra compensation shall be reasonable and if Hauler and County Administrator cannot agree on the amount of extra compensation, the Board shall make the final determination. Hauler agrees to provide the emergency services immediately upon request and the fact that the extra compensation has not been determined shall not delay the provision of service.
         SECTION 3.02. HAZARDOUS WASTE. The Hauler shall not be required to collect and dispose of Hazardous Waste under this Agreement. All such collection and disposal of Hazardous Waste are not regulated under this Agreement, unless and until a separate agreement therefore is entered into by and between County and Hauler.
         SECTION 3.03. CHANGES IN SCOPE OF COLLECTION SERVICE. From time to time, at the sole option of the County, it may be necessary to modify the scope of services to be provided hereunder. Should this occur, the County and the Hauler agree to enter into good faith negotiations to amend this Agreement to reflect the impact of any such modification.
         SECTION 3.04. TERM OF AGREEMENT. The term of this Agreement shall be for the period beginning October 1, 1999 and terminating September 30, 2000.
         SECTION 3.05. POINT OF ORIGIN REPORTS. Within fifteen days after the last day of each calendar quarter, the Hauler shall submit a report to the County specifying the total amount of Solid Waste (in tons) collected from Commercial Property located in the County Service Area and the total amount of Solid Waste (in tons) collected from Residential Property located in the Rural Service Area. The Hauler shall maintain books and records of the information to be included in these reports, which books and records shall be available for inspection and audit by the County at all reasonable times.
                                   ARTICLE IV

                         SOLID WASTE COLLECTION SERVICE
         SECTION 4.01. SOLID WASTE COLLECTION SERVICE. The Hauler is hereby authorized, on a non-exclusive basis, to provide Solid Waste Collection Service to Commercial Property located in the County Service Area and to Residential Property located in the Rural Service Area.

         SECTION 4.02. CONDITIONS AND FREQUENCY OF SERVICE.
         (A) Solid Waste Collection Service shall be delivered by Bulk Container or Roll-Off Container; provided however, that where the customer generates less than 1 cubic yard of Solid Waste or less per week, Standard Containers may be utilized.
         (B) Other than Roll-Off Containers, service shall be provided at least twice a week service to all customers generating putrescible waste and at least once a week to all customers not generating putrescible waste.
         (C) Roll-Off Containers shall be emptied on an "on-call" basis and the Hauler shall be required to provide service within twenty-four hours of the service request (other than Sundays). Roll-Off Containers containing putrescible waste shall be emptied not less than once per week; provided however, that Roll-Off Containers equipped with a watertight compactor shall be emptied on an "on-call" basis.
         (D) Collection of Construction and Demolition Debris shall also be on an "on-call" basis.
         (E) The size of the Bulk Container or Roll-Off Container shall be determined between the Hauler and the customer. Except as required by Sections 4.02(B) and (C), the frequency of collection shall be determined between the customer and the Hauler. However, size and frequency shall be sufficient to provide that no Solid Waste generated need be placed outside a Bulk Container, Roll-Off Container or Standard Container. The Hauler shall provide Bulk Containers and Roll-Off Containers as necessary; however, customers may acquire their Bulk Container or Roll-Off Container from any source provided that the source or customer is completely responsible for its proper maintenance. Such Bulk Containers or Roll-Off Containers shall be of a type that can be serviced by the Hauler's equipment.
         (F) All Solid Waste shall be placed in either a Bulk Container, Standard Container or Roll-Off Container. Where Standard Containers are used, they shall be placed at the roadside or at such other single collection point as may be agreed upon between the Hauler and the customer, provided that they shall not be placed in the road right-of-way. No putrescible waste shall be collected or stored in either a Bulk Container, Roll-Off Container or Standard Container which is not covered. All Bulk Containers and Roll-Off Containers shall be kept in a safe, accessible location agreed upon between the Hauler and the customer. Any damage to Bulk Containers, Roll-Off Containers or Standard Containers or other damage caused by the Hauler shall be promptly repaired, replaced or reimbursed by the Hauler.
         (G) The Hauler shall provide back door service to handicapped persons upon the customer providing to the Hauler proof of handicapped status as required by Section 320.0848(1 )(a), Florida Statutes, and certifying that no other able-bodied person resides in the household. No additional charge shall be made for providing back door service to handicapped persons.
         SECTION 4.03. METHOD AND HOURS FOR COLLECTION. Collection shall occur on a regular basis with a frequency of pick-up as provided herein and the size of the Bulk Container or Roll-Off Container to be agreed upon between the Hauler and the customer. Collection shall be permitted at any reasonable time; however, service provided to commercial customers located adjacent to Dwelling Units shall be collected within the same hours and days as required by the County for Solid Waste Collection Service to Residential Property (i.e. between the hours of 7:00 a.m. and 6:00 p.m. Monday through Saturday).
         SECTION 4.04. AGREEMENTS FOR SOLID WASTE COLLECTION SERVICE. A written agreement for Solid Waste Collection Service shall be executed by the Hauler and provided to the customer regarding the level and type of service to be provided and manner of collection of fees; provided however, that no agreement shall be required for Solid Waste Collection Service provided to Residential Property in the Rural Service Area or for Solid Waste Collection Service limited to Construction and Demolition Debris. There shall be no free service (other than to charitable organizations) or the exchange of goods or services or barter for the collection provided hereunder. The customer may subscribe to a greater level of service than that which is minimally required under this Agreement sufficient to meet the needs of the customer in a sanitary and efficient manner. However, upon failure of the parties to reach such an agreement, either party may apply to the County Administrator, who shall establish the level and type of service to be provided including the location, size of the container and number of pick-ups per week. The Hauler will be responsible for the billing and collection of all commercial charges.
          SECTION 4.05. TERMINATION OF SERVICE. The Hauler may suspend Solid Waste Collection Service to a customer whose payment is 45 days past due. However, service shall not be suspended unless 2 weeks written notice of such pending suspension has been provided customer by the Hauler. The Hauler shall notify the County Administrator of all suspensions the next business day following any such suspension. The Hauler may impose a charge for re-starting service to suspended Customers.

         SECTION 4.06. USE OF SOLID WASTE DISPOSAL FACILITY.
         (A) All Solid Waste collected by the Hauler will be delivered to the Solid Waste Disposal Facility described in Section 3.01(D) and the applicable disposal charge shall be paid by the Hauler.
         (B) On or before the tenth day of each month, the Hauler shall pay the full amount of disposal fees incurred by the Hauler for the prior month. Disposal fees shall be based upon the records maintained by the County indicating the total weight of Solid Waste deposited at the Solid Waste Disposal Facility by the Hauler's vehicles. Disposal fees shall be computed in accordance with the schedule of charges approved by the board, as the same may be amended from time to time.
         (C) The Hauler shall post a bond issued by a surety acceptable to the County or provide other security in a form acceptable to the County attorney in the amount of $51,000, which is the Hauler's estimated total disposal fee for two months, rounded to the nearest thousand dollars. The security shall insure the Hauler's faithful and timely payment of all Solid Waste disposal fees. The parties agree that this security amount is an estimate by the County and will be reviewed in April, 2000, and semiannual^ thereafter. If there is a significant increase in the Hauler's monthly total disposal fee, the County reserves the right to review the security amount at any time. Based upon any such review, the security amount shall be adjusted to the revised estimated total disposal fee for two months, rounded to the nearest thousand dollars. Any adjustment of the security amount may also include an adjustment for a fee increase authorized by the Board if such increase is due to take effect prior to the next regularly scheduled review.
         (D) The Hauler agrees to comply with the provisions of all permits, rules, regulations, law and ordinances adopted or issued by the County, State of Florida, or United States of America and applicable to the Solid Waste Disposal Facility.
         (E) The Hauler hereby releases the County from all liability and shall indemnify and hold the County, its agents, and employees harmless from any and all claims and causes of action for loss of property, accident, personal injury or death by reason of any act or omission of the Hauler, its agents, or employees in the use of the solid Waste Disposal Facility and for all claims and causes of action for violation of all permits, rules, regulations, laws and ordinances adopted or issued by the county, State of Florida, or united States of America resulting from any act or omission of the Hauler, its agents or employees in the use of the Solid Waste Disposal Facility due to the placement or disposal of substances classified at the time of disposal as Hazardous Waste at the Solid Waste Disposal Facility.
                                    ARTICLE V
                     RECYCLABLE MATERIALS COLLECTION SERVICE
         SECTION 5.01. SERVICE TO CERTAIN DWELLING UNITS. The Hauler is hereby authorized, on a non-exclusive basis, to provide (1) Recyclable Materials Collection Service to Commercial Property within the County Service Area and the City Service Area and (2) Recyclable Materials Collection Service to Residential property located within the Rural Service Area. The Hauler shall offer Recyclable Materials Collection Service to all Dwelling Units located on Commercial Property in the County Service Area to which the Hauler provides Solid Waste Collection Service. The charge for Recyclable Materials Collection Service shall be included in the charge for Solid Waste Collection Service, if provided, but will be separately stated on each bill. Notwithstanding the foregoing, Recyclable Materials Collection Service shall not be required if the solid Waste Collection Service is limited to the collection of Construction and Demolition Debris.
         SECTION 5.02. FREQUENCY OF SERVICE. Recyclable Materials Collection Service shall be provided to Dwelling Units once every week on a scheduled route basis. Other than service provided by Recycling Containers, Recyclable materials Collection Service shall coincide with a regularly scheduled pick-up day for Solid Waste Collection Service.
         SECTION 5.03. ACCESSIBILITY. All Recyclable materials to be collected shall be stored in an approved Recycling Bin or Recycling
Container and shall be placed in close proximity to the receptacles for Solid Waste. If Solid Waste is collected from Standard Containers, Recycling Bins must be placed within six feet of the curb. If Solid Waste is collected from Bulk Containers, Recycling Containers must be placed in same area. All
Recycling Bins and Recycling Containers must be placed in a location providing lawful, safe, and efficient access by collection crews and vehicles.
          SECTION 5.04. HOURS FOR SERVICE. Recyclable materials Collection Sen/ice to Dwelling Units shall be conducted between 7:00 a.m. and 6:00 p.m. Monday through Saturday.

         SECTION 5.05. RECYCLING BINS, MINIBINS AND CONTAINERS.
         (A) The Hauler at its expense shall provide and deliver Recycling Bins to each Dwelling Unit from which Solid Waste is collected from Standard Containers.
         (B) At a minimum as a basic service, the Hauler at its expense shall provide and deliver one or more Recycling Containers colored green for newspapers and one or more Recycling Containers colored blue for other commingled Recyclable materials to each parcel from which Solid Waste is collected in Bulk Containers. At the request of the Customer, the Hauler may provide other types of recycling service which would require the Customer to perform additional segregation of Recyclable materials beyond that required by the basis service. The type and quantity of Recycling Containers and their location shall be agreed upon by between the Hauler and the customer, with a minimum of two 90-gallon containers for every 2 yard container for Solid Waste. Recycling Containers must be placed in a convenient location for use by residents. The Hauler shall be required to make Recycling Minibins available for sale to the occupant of each Dwelling Unit served by a Recycling Container.
          (C) The size, shape, and color of the Recycling Bins, Recycling Minibins and Recycling Containers, and the configuration of any printing shall be approved by the County Administrator.
         (D) The title to the Recycling Bins and Recycling Containers shall be vested with the Hauler for the duration of this Agreement.
         (E) The Hauler shall replace at its own expense any Recycling Bin or Recycling Container that is (1) lost, (2) rendered unserviceable through normal wear and tear of collection services, or (3) damaged through the fault or negligence of the Hauler or its employees.
         (F) The Hauler must purchase Recycling Bins and Recycling Minibins manufactured with a minimum of 25 percent post-consumer plastic.
         (G) Recycling Bins and Recycling Containers for newly constructed Dwelling Units shall be provided and delivered by the Hauler within ten days of the issuance of a certificate of occupancy.
         SECTION 5.06. MANNER OF COLLECTION. The Hauler shall collect Recyclable Materials with as little disturbance as possible and shall leave the Recycling Bin or Recycling Container at the same point it was collected. To be eligible for pick-up, Recyclable materials must be placed in Recycling Bins or, if provided, Recycling Containers. The Recycling Bins and Recycling Containers must be placed at the usual accessible pick-up location, If materials other than Recyclable Materials are improperly placed in a Recycling Bin or Recycling Container, the Hauler shall return such material to the Recycling Bin or Recycling Container and place a neon colored "friendly" reminder sticker on the inside of the Recycling Bin or on the lid of the Recycling Container, informing the customer of the error.
         SECTION 5.07. PROCESSING AND MARKETING OF RECYCLABLE MATERIALS.
          (A) The Hauler shall not return collected Recyclable Materials to the waste stream. If the market ceases to exist for any Recyclable Materials, alternate disposal options for such Recyclable Materials must be approved in advance by the County Administrator. Such approval shall not be unreasonably withheld.
(B) The Hauler shall be responsible for processing and marketing all Recyclable Materials collected and shall take all reasonable commercial action to assure that the Recyclable materials are separated, processed and marketed or otherwise disposed of in a manner that assures reuse or return to use in the form of raw materials or products.
         SECTION   5.08. RECYCLING COLLECTION EQUIPMENT.
         (A) The Hauler shall have on hand at all times and in good working order such recycling collection services equipment as to permit the Hauler to adequately and efficiently perform the contractual duties specified in this Agreement. Vehicles for Recyclable Materials Collection Service shall be designed to separate various types of Recyclable Materials and shall be enclosed or otherwise properly covered so as to prevent litter or discharge. Vehicles for Recyclable Materials Collection Service shall be clearly distinguishable from vehicles used for Solid Waste Collection Service by color or appropriate signage. The method of distinguishing vehicles used for Recyclable Materials Collection Service from vehicles used for Solid Waste Collection Service shall be approved by the County Administrator. All equipment used for Recyclable materials informing the customer of the error.
         SECTION 5.07. PROCESSING AND MARKETING OF RECYCLABLE MATERIALS.
          (A) The Hauler shall not return collected Recyclable Materials to the waste stream. If the market ceases to exist for any Recyclable Materials, alternate disposal options for such Recyclable Materials must be approved in advance by the County Administrator. Such approval shall not be unreasonably withheld.
(B) The Hauler shall be responsible for processing and marketing all Recyclable Materials collected and shall take all reasonable commercial action to assure that the Recyclable materials are separated, processed and marketed or otherwise disposed of in a manner that assures reuse or return to use in the form of raw materials or products.
         SECTION   5.08. RECYCLING COLLECTION EQUIPMENT.
         (A) The Hauler shall have on hand at all times and in good working order such recycling collection services equipment as to permit the Hauler to adequately and efficiently perform the contractual duties specified in this Agreement. Vehicles for Recyclable Materials Collection Service shall be designed to separate various types of Recyclable Materials and shall be enclosed or otherwise properly covered so as to prevent litter or discharge. Vehicles for Recyclable Materials Collection Service shall be clearly distinguishable from vehicles used for Solid Waste Collection Service by color or appropriate signage. The method of distinguishing vehicles used for Recyclable Materials Collection Service from vehicles used for Solid Waste Collection Service shall be approved by the County Administrator. All equipment used for Recyclable materials with Recycling Bins;
          (C) a discussion of problems and noteworthy experiences in the Recyclable Materials Collection Service; (D) a discussion of highlights and other noteworthy experiences and measures taken to resolve problems, increase efficiency or encourage program participation;
         (E) a detailed description of the actions taken to process, market or otherwise properly dispose of the Recyclable Materials;
         (F) gross revenue received, broken down by material, for the resale of Recyclable Materials; (G) a list of persons or firms to whom Recyclable Materials have been sold, including the name, address, telephone, contact person, final destination of materials,and end product;
         (H)   an overall assessment of performance during the year;
         (I) detailed data to allow analysis of collection equipment handling capabilities; (J) a discussion of the public information activities and their impact on participation and recovered volumes; and
(K)      any recommendations for improvement of the recycling program.
         SECTION 5.11. SCAVENGING PROHIBITED. Any employee of the Hauler that removes or diverts Solid Waste or Recyclable Materials without authorization shall be prohibited from providing Solid Waste Collection Service or Recyclable materials Collection Service under this Agreement. The Hauler shall notify the County immediately of any scavenging activity that comes to the Hauler's attention at any time.

                                   ARTICLE VI
                          FEES, BILLING AND COLLECTION
         SECTION 6.01. COMMERCIAL BILLING, COLLECTION AND PAYMENTS. The Hauler shall be responsible for the billing and collection of payments for Solid Waste Collection Service and Recyclable Materials Collection Service. Customers shall be billed on a monthly basis, in advance; provided however, that (1) Residential Property located in the Rural Service Area may be billed on a quarterly basis, in advance, and (2) the agreement required by Section 4.05 hereof may permit individual Dwelling Units located on Commercial Property in the County Service Area to be billed on a quarterly basis, in advance. Fees shall be deemed delinquent fifteen days after the service has been provided. Interest shall accrue on delinquent fees at the same rate provided in Section 55.03, Florida Statutes.
         SECTION   6.02. FRANCHISE FEES.

          (A) To compensate the County for the cost of administration, supervision and inspection rendered for the effective performance of this Agreement, the Hauler, if not operating as an Owner-Hauler, shall pay to the County a franchise fee equal to four percent of all gross revenues collected or received from its customers for Solid Waste Collection Service, Recyclable Materials Collection Service, and Contractor Generated Waste Collection Service. For the purposes of determining the franchise fee due the County, gross revenues shall encompass all fees charged and collected for Solid Waste Collection Service , Recyclable Materials Collection Service, and Contractor Generated Waste Collection Service, including the disposal fee paid by the Hauler at any Solid Waste Disposal Facility.
(C) Franchise fees shall be payable monthly in arrears. Any amounts not paid when due shall earn interest at the same rate provided in Section 55.03, Florida Statutes. Adjustments to the franchise fees due the County, based upon additional information on the gross revenues revealed by the reporting requirements in Section 7.10 or otherwise, shall be made from time to time. Any further amounts which may be due County as a result of changes or additional information relating to the gross revenues shall be made with the next monthly payment.
                                   ARTICLE VII
                                   OPERATIONS
         SECTION 7.01 OFFICE.
         (A) The Hauler shall maintain an office within 20 miles of the County where complaints can be received. It shall be equipped with sufficient telephones, and shall have responsible person in charge during collection hours and at minimum shall be open during normal business hours, 8:00 a.m. to 5:00 P.M. Monday through Friday and at all other times that service is being provided. However, if the Hauler is serving as an Owner-Hauler, the office hours of the Owner-Hauler's principal business shall be deemed sufficient to comply with the foregoing requirement. All telephone numbers used by the Hauler shall allow for toll free use for any call originating from within the County.

         (B) During normal business hours and following reasonable notice, the Hauler shall allow the County to inspect and copy all records, papers, letters, or other documents related to the service provided by the Hauler pursuant to this Service Agreement.

         SECTION 7.02. HAULER PERSONNEL.
         (A) The Hauler shall assign qualified persons to be in charge of the operations within the County Service Area and the City Service Area and shall provide the name of such person to the County Administrator.
         (B) The Hauler shall not discriminate against any employee or applicant for employment to be employed in the performance of this Service Agreement with respect to hiring, tenure, terms, conditions or privileges of employment, or any matter directly or indirectly related to employment because of age, sex or physical handicaps (except where based on a bonafide occupational qualification); or because of marital status, race, color, religion, national origin or ancestry.
         (C) Hauler shall bear the responsibility for verifying the employment status, under the Immigration Reform and Contract Act of 1986, of all persons it employs in the performance of this Agreement.
         (D) The Hauler's collection employees shall wear a uniform or shirt bearing the name of the Hauler unless the Hauler is operating as an Owner-Hauler.
         (E) Each driver of a collection vehicle shall at all times carry a valid Florida driver's license for the type of vehicle that is being driven.
         (F) The Hauler's name and office telephone number shall be prominently displayed on all vehicles used to collect Solid Waste and Recyclable materials. The Hauler shall provide the County at all times with a current list of the vehicles used for 28
 Solid Waste Collection Service and Recyclable Materials Collection Service.

(G) The Hauler shall provide operating and safety training for all personnel.
(H) The Hauler's employees shall treat all customers in a polite and courteous manner.
         SECTION 7.03. COLLECTION EQUIPMENT. The Hauler shall have on hand at all times and in good working order such equipment as shall permit the Hauler to adequately and efficiently perform the contractual duties specified in this Agreement. Upon execution of this Agreement and semi-annually thereafter, the Hauler shall provide in a format specified by the County Administrator a list of the equipment used by the Hauler to provide services relating to this Agreement. Collection equipment shall be of the enclosed loader-parker or roll-off type unless otherwise authorized in writing by the County Administrator. All collection equipment shall be kept in good repair, appearance, and in a sanitary, leak-proof, clean condition at all times. The Hauler shall have available sufficient reserve equipment to provide the service within the hours and days of collection required hereunder. Such reserve equipment shall correspond in size and capacity to the equipment used by the Hauler to perform its contractual duties. Equipment is to be painted uniformly with the name of the Hauler, business telephone number and the number of the vehicle in letters not less than 3 inches high on each side of the vehicle. All vehicles shall be numbered and a record kept of the vehicle to which each number is assigned. No advertising shall be permitted on vehicles, except for events sponsored by the County, which shall be advertised on request.
         SECTION 7.04. SPILLAGE. The Hauler shall not litter or cause any spillage to occur upon the premises or the right-of-way wherein the collection shall occur. The Hauler may refuse to collect any Solid Waste that has not been properly placed in a Bulk Container, Roll-Off Container, Standard Container or properly bundled or packaged as provided by the County from time to time. During hauling, all Solid Waste shall be contained, tied, or enclosed so that leaking, spilling, and blowing is prevented. In the event of any spillage caused by the Hauler, the Hauler shall promptly clean up all spillage.

         SECTION 7.05. COMPLAINTS.
         All service complaints shall be directed to the Hauler unless otherwise changed by the County Administrator from time to time. The County Administrator shall notify the Hauler of each complaint communicated to the County. All complaints shall be immediately recorded on a complaint log by the Hauler. The Hauler shall provide a substantive response to each complaint within 24 hours after it is received by the Hauler. When the complaint is received after 12:00 noon on a Saturday or the day preceding a holiday, as specified in this Agreement, a substantive response shall be made by the Hauler no later than the next regular working day. Each complaint shall be fully resolved within 96 hours after it is received by the Hauler.
         SECTION   7.06. QUALITY OF PERFORMANCE OF HAULER.
         (A) It is the intent of the County to ensure that the Hauler provides a high quality level of collection services for Solid Waste and Recyclable Materials. To this end, all complaints; received by the County Administrator and reported to the Hauler shall be promptly resolved pursuant to the provisions of this Agreement. In the event legitimate complaints, as determined by the County Administrator shall exceed 2% of the total customers including those billed by the Hauler, within the County Service Area and the City Service Area served by the Hauler during any Fiscal Year, or .5% of the total customers including those billed by the Hauler, during any one calendar month, the County Administrator may levy administrative charges for those complaints as set forth in paragraphs
(1) and (2) of this subsection which exceed the percentage levels specified in this subsection.

        (1) Failure to clean up spilled Solid Waste and $10.00 per incident per location Recyclable Materials after reasonable notice;

        (2) Failure or neglect to collect Solid Waste $50.00 per incident per location or Recyclable Materials from any premises at or within the times specified within this Agreement;


         (B) For performance failures by Hauler as specified in paragraphs (1) through (7) of this subsection, the County Administrator may levy administrative charges as follows:
        (1) Failure or neglect to complete       $1,000.00 for each  route  not
        each route on the regular                           completed each day
        scheduled pick-up day;

        (2) Failure to keep vehicles and         $1,000.00 per vehicle incident
        equipment in good repair and
        maintained in clean, safe, and
        sanitary manner;

        (3) Failure to have vehicle operators    $1,000.00 per day per incident
        properly licensed;

        (4) Failure to maintain office hours     $100.00 per day per incident
        in the manner specified in this
        Agreement;

        (5) Failure to replace or repair         $25.00 per incident per
        any container damaged as specified                  location
        in this Agreement;

        (6) Failure to file and keep current     $100.00 per day per incident
        all documents and reports required
        by this Agreement;

        (7) Failure to resolve any complaint     $25.00 per day per incident
        as specified in this Agreement;


         (C) The County Administrator may assess administrative charges pursuant to this section on a monthly basis in connection with this Agreement and shall at the end of each month during the term of this Agreement notify the Hauler and the Board in writing of the administrative charges assessed and the basis for each assessment. In the event the Hauler wishes to contest such assessment it shall provide written objections to each contested assessment or charge and, within 5 days after receiving such monthly notice, request in writing an opportunity to be heard and present its written defense to such administrative assessment. If the County Administrator and the Hauler can not agree on the contested assessment within 10 days after receipt of the Hauler's written defense, the County Administrator shall forward the Hauler's written objection and defense to the Board for consideration and shall notify the Hauler of the date on which the matter will be considered by the Board. The County shall notify the Hauler in writing of any action taken with respect to Hauler's claims and the decision of the Board will be final administrative action.
         (D) The assessment of administrative charges pursuant to this section is a supplementary remedy and does not replace any other remedies available to the County under this Agreement, or otherwise, for failure of the Hauler to provide a high qualify level of service.
         SECTION 7.07. PERMITS AND LICENSES. The Hauler shall obtain, at its own expense, all permits and licenses required by law or ordinance and maintain same in full force and effect.
         SECTION 7.08. WORKER'S COMPENSATION INSURANCE. Worker's Compensation coverage must be maintained in accordance with statutory requirements as well as Employer's Liability Coverage in an amount not less than $500,000 per incident.

         SECTION  7.09. LIABILITY INSURANCE.
         (A) The Hauler shall, during the term of this Agreement and any extensions hereof, maintain in full force and effect general and automobile liability insurance which specifically covers all exposures incident to the Hauler's operations under this contract. Such insurance shall be with a company acceptable to the County, in the broadest form available, in an amount of not less than $1,000,000.00 Combined Single Limit for personal injury, including death, and property damage liability and shall include, but not be limited to, coverage for premises/Operations Products/Completed Operations, Contractual to support the Hauler's agreement or indemnity. All policies shall provide that insurance shall not be canceled, limited or non-renewed until after 30 days written notice has been given to the County.
          (B) Current certificates of insurance evidencing required coverage must be on file with the County at all times. (C) Hauler expressly understands and agrees that any insurance protection furnished by Hauler shall in no way limit its responsibility to indemnify and save harmless County under the provisions of this Agreement. Deductibles shall not exceed $10,000. As to the County's interest therein, no policy shall be invalidated by any act or neglect of, or breach or violation of any warranties, declarations or conditions by the Hauler or its agents, and such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the County. Hauler hereby irrevocably waives all claims against the county for all losses of and damages to property or injuries or death to persons resulting from risks insurable under the insurance described above.
         SECTION 7.10. REPORTING REQUIREMENTS, BOOKS AND RECORDS.
         (A) In addition to any other requirements of this Agreement, the Hauler shall be required to file pertinent statistical and aggregate cost information pertaining to Solid Waste Collection Service and Recyclable Materials Collection Service that is requested by the County to comply with the provisions of Chapter 403, Florida Statutes, and other pertinent laws and regulations.
         (B) The County or its designee shall have the right to review all records maintained by the Hauler on 5 days written notice.
         (C) An annual audit of the Hauler's gross revenues collected or received from its customers for Solid Waste Collection Service and Recyclable materials Collection Service and the franchise fees paid to the County pursuant to Section 6.02 hereof shall be performed and a special report issued by an independent Florida certified public accounting firm acceptable to the County in accordance with generally accepted accounting principles and shall be delivered to the County at the Hauler's expense within 120 days of the 12 month period ending the Hauler's fiscal year. The Hauler shall establish and maintain at its own expense during the term of this Agreement a bookkeeping, accounting and record keeping system to facilitate the preparation of said audit and shall preserve for at least 6 years form the date of their preparation, full, complete and accurate books, records and accounts in accordance with generally accepted accounting principles consistently applied and in the form and manner prescribed by the County from time to time. Notwithstanding the foregoing, no annual audit or special report shall be required from any Hauler that is operating only as an Owner-Hauler.
         (D) If requested by the County Administrator, all information available to the County under this Agreement that is maintained by the Hauler on electronic media shall be transferred to the County on electronic media.
         SECTION 7.11. USE OF RECYCLED PRODUCTS. When available, the Hauler shall procure products or materials with recycled content with respect to work performed or products supplied under this Agreement. A decision to not procure such items must be based on a determination that such procurement is not available within a reasonable period of time, fails to meet the performance standards of the Hauler or the County. On an annual basis the Hauler shall provide the county with a written statement indicating what recycled products were used or supplied in its performance under this Agreement. If a decision was made not to use recycled products, the Hauler shall provide the county with a written statement indicating the basis for the decision using the above criteria.
         SECTION 7.12. POINT OF CONTACT. All dealings, contacts, notices, and payments between the Hauler and the County shall be directed by the Hauler to the County Administrator unless otherwise specifically provided for herein.
         SECTION 7.13. PUBLIC WELFARE. The County shall have the power to make changes in or to impose new and reasonable rules and regulations on the Hauler under this Agreement relative to the method of collection and disposal of Solid Waste and shall from time to time be necessary and desirable for the public welfare; provided, however, that for any such rule or regulation, the County shall give the Hauler reasonable written notice of any proposed change and an opportunity to be heard concerning those matters. The method of collection and disposal of Solid Waste and Recyclable Materials set out herein shall also be liberally construed to include, but is not limited to the manner, procedures, operations and obligations, financial or otherwise, of the Hauler. The Hauler shall be reasonably and appropriately compensated as determined by the negotiation and agreement between the county and the Hauler for any additional services or other obligations required of the Hauler due to any modification in the Agreement under this section.
         SECTION 7.14. INDEPENDENT HAULER. Nothing herein contained is intended or shall be construed as in any way establishing the relationship of copartners between the parties hereto, or as constituting the Hauler as the agent, representative or employee of the County for any purpose whatsoever. The Hauler is to be and shall remain an independent Hauler with respect to all services performed under this agreement. Hauler shall be solely responsible for the acts and omissions of its officers, employees, agents, or any permitted subHaulers.
         SECTION 7.15. LOCAL IMPROVEMENTS. County reserves the right to construct any improvement or to permit any construction in any street or alley, which may have the effect of temporarily preventing the Hauler from traveling his accustomed route or routes for collection. The Hauler, however, by an acceptable method, shall continue to collect the solid Waste and Recyclable Materials to the same extent as though no interference existed upon the streets or alleys formerly traversed. This shall be done without extra cost to the customers.
         SECTION 7.16. TITLE TO WASTE. The Hauler shall have title to all Solid Waste upon its collection; provided, however, that the County reserves the right at all times to elect to hold title and ownership to all or a portion of the Solid Waste collected (except Recyclable Materials) by the Hauler pursuant to this Agreement. Such election by County shall be in writing signed by the County Administrator.
          SECTION 7.17. PROMOTIONAL REQUIREMENTS.
         (A) The County shall be responsible for the development and production of promotional material, including but not limited to brochures, radio advertisements and newspaper advertisements, to introduce the solid Waste Collection Service and Recyclable Materials Collection Service. In addition, the County shall develop periodic promotional programs to encourage increased participation and enhance public awareness.
         (B) The Hauler shall insert an initial package of promotional material developed and prepared by the County in each Recycling Bin delivered to a Dwelling Unit. Thereafter at the County's request (but not more than twice during each calendar year), the Hauler shall insert packages of promotional material developed and prepared by the County on the doorknob of each Dwelling Unit then served by a Recycling Container. If the Hauler cannot obtain the access necessary to comply with the foregoing requirement, the promotional material must be distributed by an alternative method approved by the County Administrator.
         (C) The Hauler shall also distribute any promotional messages or brochures developed and prepared by the County in the same envelope as the customer bills; provided however, that such distribution shall not occur more than one during each calendar quarter. Within 30 days of the effective date of this Agreement, the Hauler shall provide the County with a sample of a customer bill and a reasonable number of days prior to the billing date that brochures and copy for promotional messages must be delivered to the Hauler.
         SECTION 7.18. CUSTOMER SERVICE AND SERVICE AREA DISPUTES
To the extent permitted by law, the County Administrator shall be responsible for interpreting this Agreement to resolve disputes that may arise hereunder. The parties agree that any decision rendered by the County Administrator in connection with such matters shall be final and binding upon the Hauler, the customer and the County.
         SECTION 7.19. OWNER-HAULERS. Notwithstanding any other provision of this Agreement to the contrary, if the Hauler is serving as an Owner-Hauler, the County Administrator may waive or modify any requirement of this Agreement that is inapplicable or unnecessary due to the special relationship between an Owner-Hauler and its customers.
                         ARTICLE VIII GENERAL PROVISIONS
         SECTION 8.01. NOTICE. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when hand delivered or mailed by registered or certified mail, postage prepaid, to the parties at the following addresses:

         County:           St. Lucie County
                           2300 Virginia Avenue
                           Fort Pierce, Florida 34982
                           Attention:
                           Chairman, Board of County Commissioners
                           County Administrator
                           County Attorney

         Hauler: Choice Sanitation, Inc., 3287 Oleander Road, Fort Pierce, FL 34982



         SECTION 8.02. DEFAULT OF CONTRACT.
         (A) The County may terminate this Agreement, except as otherwise provided in this section, by giving Hauler 30 days advance written notice, upon the happening of any one of the following events:
                  (1) If Hauler shall take the benefit of any present or future insolvency statute, or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or answer seeking an arrangement for its reorganization or the readjustment of its indebtedness under the Federal bankruptcy laws or under any other law or state of the United States or any state thereof, or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its property; or

                  (2) By order or decree of a Court, Hauler shall be adjudged bankrupt or an order shall be made approving a petition filed by any of its creditors or by any of the stockholders of the Hauler, seeking its reorganization or the readjustment of its indebtedness under the Federal bankruptcy law or under any law or statute of the United
          States or of any state thereof, provided that if any such judgment or order is stayed or vacated within 60 days after the entry thereof, any notice of cancellation shall be and become null, void and of no effect; unless such stayed judgment or order is reinstated in which case, said default shall be deemed immediate; or
                  (3) By or pursuant to or under authority of any legislative act, resolution or rule or any order or decree of any Court or governmental board, agency or officer having jurisdiction, a receiver, trustee or liquidator shall take possession or control or all or substantially all of the property of the Hauler, and such possession or control shall continue in effect for a period of 60 days; of
                  (4) If the Hauler is convicted or found guilty of a Public Entity Crime with or without an adjudication of guilt, in any federal or state trial court of record as a result of a jury verdict, nonjury trial, or entry of a plea of guilty or nolo contendere, and is placed on the convicted vendor list pursuant to Section 287.133, Florida Statutes; or

                  (5) The Hauler has defaulted, by failing or refusing to perform or observe the terms, conditions or covenants in this Agreement or any of the rules and regulations promulgated by the County pursuant thereto or has wrongfully failed or refused to comply with the instructions of the County Administrator relative thereto and said default is not cured within 30 days of receipt of written notice by County to do so, or if by reason of the nature of such default, and the same cannot be remedied within 30 days following receipt by Hauler of written demand from County do so, Hauler fails to commence the remedy of such default within said 30 days following such written notice, or having so commenced shall fail thereafter to continue with diligence the curing thereof (with Hauler having the burden of proof to demonstrate (a) that the default cannot be cured within 30 days, and
         (b) that it is proceeding with diligence to cure said default, and such default will be cured within a reasonable period of time). No notice to cure a default shall be required if Hauler fails to perform under subsections (A) (1), (A) (2), (A) (3), (A) (4), (B) and (C) of this section.
                  (B) Notwithstanding anything contained herein to the contrary, if the Hauler fails to provide collection service for a period of 5 consecutive scheduled working days the County may secure the Hauler's customer list on the sixth working day in order to provide interim collection services until such time as the matter is resolved and the Hauler is again able to perform pursuant to this Agreement. If the Hauler is unable for any reason or cause to resume performance at the end of 15 working days all liability of the county under this Agreement to the Hauler shall cease and this Agreement may be terminated by the County.
                  (C) Notwithstanding anything contained herein to the contrary, in the event the Hauler delivers Solid Waste to a facility other than the Solid Waste Disposal Facility designated by the County, the County may secure the Hauler's customer list and this Agreement may be terminated by the County. (D) Notwithstanding the foregoing and as supplemental and additional means of termination of this Agreement under this section, in the event that Hauler's record of performance show that Hauler has frequently, regularly or repetitively defaulted in the performance of any of the covenants and conditions required herein to be kept and performed by Hauler, in the opinion of County and regardless of whether Hauler has corrected each individual condition of default, Hauler shall be deemed a "habitual violator", shall forfeit the right to any further notice or grace period to correct, and all of said defaults shall be considered cumulative and collectively, shall constitute a condition of irredeemable default. The County shall thereupon issue Hauler a final warning citing the circumstances therefor, and any single default by Hauler of whatever nature, subsequent to the occurrence of the last of said cumulative defaults, shall be grounds for immediate termination of this Agreement. In the event of any such subsequent default, County may terminate this Agreement upon the giving of written final notice to Hauler, such cancellation to be effective upon the fifteenth consecutive calendar day following the date of the final notice, and all contractual fees due hereunder plus any and all charges and interest shall be payable to said date, and Hauler shall have no further rights hereunder. Immediately upon receipt of said final notice, Hauler shall proceed to cease any further performance under this Agreement.
                  (E) In the event of the aforesaid events specified in subsection (A)< (B)< (C) and (D) above and except as otherwise provided in said subsections, termination shall be effective upon the date specified in County's written notice to Hauler and upon said date this Agreement shall be deemed immediately terminated and upon such termination all liability of the County under this Agreement to the Hauler shall cease, and the County shall have the right to collect on the full amount of the Letter of Credit or utilize the Performance Bond and shall be free to negotiate with other Haulers for the operation of the herein specified services. For failure to perform, the Hauler shall reimburse the County all direct and indirect costs of providing interim collection service. The County shall tender to Hauler any funds drawn on the Letter of Credit and not used as provided herein.
                  (F) The Hauler recognizes that the failure on the part of the Hauler to comply with the terms of this Agreement is likely to cause irreparable damage to the County and damages at law would be an inadequate remedy. Therefore, the Hauler agrees that in the event of a breach or threatened breach of any of the terms of the Agreement by the Hauler, the County shall be entitled to an injunction restraining such breach and/or to a decree of specific performance, without showing or proving any actual damage, together with recovery of reasonable attorneys' fees and costs incurred in obtaining said equitable relief until such time as a final and binding determination is made by the court. The foregoing equitable remedy shall be in addition to, and not in lieu of, all remedies or rights which the County may otherwise have by virtue of any breach of this Agreement by the Hauler. The County shall be entitled to seek injunctive relief without the posting of any bonds or security to obtain the entry of temporary and permanent injunctions and order of specific performance enforcing the provisions of this Agreement. The County shall also be able to seek injunctive relief to prohibit any act or omission by the Hauler or its employees that constitute a violation of any applicable law, is dishonest or misleading. The Hauler expressly consents and agrees that the County may, in addition to any other available remedies, obtain an injunction to terminate or prevent the continuance of any existing default or violation, or to prevent the occurrence of any threatened default by the Hauler of this Agreement.
         SECTION 8.03. INDEMNITY. For the additional consideration of $10 and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the execution of this Agreement, the Hauler hereby covenants and agrees to defend fully, protect, indemnify and hold harmless the County from and against each and every claim, demand or cause of action and any and all liability, cost, expense (including but not limited to reasonable attorneys' fees, costs and expenses incurred in defense of the County, even if incident to appellate, post-judgment or bankruptcy proceedings), damage or loss in connection therewith which may be made or asserted by the Hauler, the Hauler's employees or agents, or any third parties (including but not limited to the County) on account of personal injury, death, damage or property damage caused by, arising out of or in any way incidental to or in connection with its performance hereunder. At the election of the County, the Hauler shall contest and defend the County against any such claims of liability against the County. The County shall in any event, have the right, through counsel of its choice, to control the defense or response to any such claim to the extent it could affect the County financially. This indemnification shall also include any claim or liability arising from or in any way related to actual or threatened damage to the environment, agency costs by investigation, personal injury or death, or damage to property, due to a release, alleged release, or improper handling by Hauler of Hazardous Waste regardless of the merits of the claim. Only those matters which are determined by a final, nonappealable judgment to be the result of the negligence of the County or the negligence of a third party who is not an agent, employee, invitee, or subHauler of the Hauler shall be excluded from the Hauler's duty to indemnify the County, but only to the extent of negligence of the County or such third party. For the purpose of this section, the term "County" shall be deemed to include the Board and its agents, employees and affiliates. For purposes of this indemnification, "claims" shall mean and include all obligations, actual and consequential damages and costs reasonably incurred in the defense of any claim against the County, including, but not limited to, reasonable accountants', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses. The County shall have the right to defend any such claim against it in such manner as the County deems appropriate or desirable in its sole discretion.. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

         SECTION 8.04. CHANGE OF LAW.
         (A) The parties understand and agree that changes in law in the future, including, but not limited to, legislative, judicial or administrative changes, which mandate certain actions or programs for counties or municipalities may require changes or modifications in some of the terms, conditions or obligations under this Agreement. Nothing contained in this Agreement shall require any party to perform any act or function contrary to law.
         (B) To the extent that any current law or any law effective after execution of this Agreement is in conflict with, or requires changes in, the provisions of collection service or exclusive rights set out in this Agreement, the parties agree to enter into good-faith negotiations for the resolution of any such changes in this Agreement as a result of a change in law.
          (C) Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy. Each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

         SECTION 8.05. APPLICABLE LAW, JURISDICTION AND VENUE.
          (A) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. (B) The parties to this Agreement expressly consent to the jurisdiction of and agree to suit in any court of general jurisdiction in the State of Florida, whether state, local or federal, and further agrees that venue shall lie in St. Lucie County, Florida.
         SECTION 8.06. ATTORNEY'S FEES. In the event of any dispute hereunder or of any action by any party to this Agreement to judicially interpret or enforce this Agreement or any provision hereof, or in any manner arising from this Agreement, the prevailing party shall be entitled to recover its reasonable costs, fees and expenses, including but not limited to, witness fees, expert fees, consultant fees, attorney, paralegal and legal assistant fees, costs and expenses and other professional fees, costs and expenses, whether suit be brought or not, and whether any settlement shall be entered in any declaratory action, at trial or on appeal.
      SECTION 8.07. AMENDMENTS AND WAIVERS. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided. Each such amendment, supplement, modification or waiver of this Agreement shall be filed with the Clerk of the Circuit Court of St. Lucie County.
      SECTION 8.08. ASSIGNMENT. No assignment or subcontract of this Agreement or any right occurring under this Agreement shall be made in whole or in part by the Hauler without the express written consent of the Board, which consent shall not be unreasonably withheld. Assignment shall include any transfer of 20% or more of stock or control in Hauler. The Board shall have full discretion to approve or deny, with or without cause, any subcontract, any proposed assignment or assignment by the Hauler. Any assignment or subcontract of this Agreement made by the Hauler without the express written consent of the Board shall be null and void and shall be grounds to the Board to declare a default of this Agreement, and immediately terminate this Agreement by giving written notice to the Hauler, and upon the date of such notice this Agreement shall be deemed immediately terminated, and upon such termination all liability of the County under this Agreement to the Hauler shall cease and the Hauler shall be deemed to have failed to perform its obligations under this Agreement, and County shall have the right to draw and collect on the Letter of Credit or require performance or indemnification from any surety. In the event of any assignment with the consent of County, the assignee shall fully assume all the liabilities of the Hauler, provided, however, that such assignment and assumption shall not relieve Hauler of any liability or responsibility under this Agreement.
         SECTION 8.09. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.
         IN WITNESS WHEREOF, the Board of County Commissioners of St. Lucie County, Florida, has caused this Agreement to be executed and delivered as of ..the day and year first above written.

                            ST. LUCIE COUNTY, FLORIDA





                                                By:    /s/ John D. Brink (sp)

                                                            Chairman
                                                 Board of County Commissioners

                                                        Approved as to form
                                                          And correctness:

                                                  /s/ J W Lancerta (sp)
                                               --------------------------------
                                                     County Attorney

ATTEST:

/s/ Jammy Beville (sp)               Clerk

(SEAL)